Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-08

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI PROVIDES 2007 GUIDANCE

Revenues Expected to Increase More Than 80% and Reach $175 Million

Excluding Tax Benefits, Net Income May Increase 70% to Exceed $17 Million,

EBITDA Could Increase More Than 60% to Exceed $40 Million

CARENCRO, LA – MARCH 8, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it expects revenues for fiscal 2007 to increase to more than $175.0 million, an 80% increase over OMNI’s anticipated 2006 revenues. Excluding benefits from utilization of net operating loss carryforwards, OMNI said it expects its net income may increase as much as 70% to more than $17.0 million. OMNI added that it is forecasting slightly improved gross profit margins for fiscal 2007 with the inclusion of a full year’s operations from OMNI’s rental equipment division. OMNI established the equipment rental business unit during fiscal 2006 with the acquisition of Preheat, Inc. in February 2006 and Rig Tools, Inc. in November 2006.

Before expected interest charges of approximately $5.0 million, approximately $9.0 million of non-cash costs for depreciation and amortization and a $9.0 million provision for income taxes, OMNI said its earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2007 could exceed $40.0 million, a 60% increase over OMNI’s anticipated 2006 EBITDA. Additionally, OMNI said it will record in fiscal 2006 all of the remaining benefits available from its net operating loss carryforwards. No additional tax benefits are expected to be available in fiscal 2007.

OMNI recently announced the completion of the acquisitions of BMJ Industrial Investments, L.L.C. and its wholly owned subsidiary Charles Holston, Inc. (“CHI”) and certain assets of Cypress Consulting Services, Inc. d/b/a Cypress Energy Services. OMNI also recently announced that it expected borrowings under recently completed new credit facilities to reduce its cost of capital by as much as $1.5 million in fiscal 2007.

OMNI currently has outstanding approximately 17,500,000 shares of common stock, with approximately an additional 2,950,000 to be issued upon conversion of OMNI’s 9% Series C Convertible Preferred Stock.

Commenting on OMNI’s 2007 expectations, James C. Eckert, OMNI’s Chairman and Chief Executive Officer, said, “Our fiscal 2006 ended on a very positive note with substantial improvements in all of our business units. Our 2007 guidance represents a range of anticipated revenue and profitability improvements, based upon our best assessments of the timely completion of our current seismic drilling backlog of $70.0 million, the continued successful integration of our recent acquisitions, and the continued organic growth of our environmental services and rental equipment business units. Our fiscal 2007 business plan focuses on organic growth, improved profitability and strategic expansion of our core business units in order to maximize shareholder value. To help facilitate the achievement of these goals, our 2007 operational budget provides for approximately $7.5 million of capital expenditures. We expect our seismic drilling revenues to remain seasonal during 2007 with heavier seismic drilling revenues being reported during the second and third quarters of 2007, barring any unforeseen weather or permit delays. The successful integration of our recent acquisitions of Rig Tools, Inc. and CHI into OMNI’s other core business units affords us the opportunity for further improvement in our current 2007 estimates through maximization of synergies, improved asset and employee utilization, and the consolidation of facilities. The acquisitions of both Rig Tools and CHI also provide us the foundation to rise to new levels of performance as a leading integrated oil field and environmental services company. We believe we have assembled a management team with extensive industry experience that can continue execution of OMNI’s business model resulting in greater shareholder value.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.